              WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

                      COMPUTATION OF EARNINGS PER SHARE

                    (in thousands, except loss per share)
                                 (unaudited)


                                                     Three Months Ended
                                          --------------------------------------
                                          March 31, 1998          March 31, 1997
                                          --------------          --------------
Net loss                                  $      (4,011)          $      (3,210)

Dividends on preferred stock                     (3,292)                 (3,735)
Accretion of preferred stock discount            (1,630)                 (1,615)
                                          --------------          --------------

Net loss applicable to common
     and common equivalent shares         $      (8,933)          $      (8,560)
                                          ==============          ==============

Weighted average shares of
     common stock outstanding (a)                 9,718                   9,168
                                          ==============          ==============

Loss per share of common stock            $       (0.92)          $       (0.93)
                                          ==============          ==============




(a) Because of the net loss applicable to common stock, diluted weighted average shares of common stock outstanding has not been computed as the effect of the assumed exercise of common stock equivalents would be anti-dilutive.

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